UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 26, 2011 (January 24, 2011)
Princeton National Bancorp, Inc.

(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

0-20050	36-3210283

(Commission File Number)	(IRS Employer Identification No.)

606 South Main Street Princeton, Illinois	61356

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (815) 875-4444
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 24, 2011, Princeton National Bancorp, Inc. (the “Company”) announced the appointment of Kenneth W. Grams as Executive Vice President and Chief Credit Officer of Citizen First National Bank, the Company’s wholly-owned subsidiary bank, effective immediately. Prior to joining Citizens First National Bank, Mr. Grams served as Senior Vice President and Chief Credit Administration Officer for Lone Star National Bank, McAllen, Texas from 2009 to 2010 and as Senior Vice President of Credit Administration for Viewpoint Bank, Plano, Texas from 2004 to 2009.
     Separately, the Company announced the appointment of Donald Miskowiec as a director of the Company and Citizens First National Bank effective February 3, 2011. Mr. Miskowiec currently serves as the Chief Executive Officer of North Central Behavioral Health Systems and has served in such capacity for the last 15 years.
     In addition, Director Ervin I. Pietsch announced his retirement to be effective February 4, 2011. Mr. Pietsch will turn 70 years old on February 3, 2011.

Item 8.01	Other Events.
     On January 24, 2011, the Company provided notice to Bank of America, N.A., as successor Trustee by merger, of the Company’s $25 million in junior subordinated debt securities due 2035 (PNBC Capital Trust I) that the Company is exercising its right to defer interest payments for a period of twenty (20) consecutive quarterly interest payment periods beginning with the next interest payment period of March 15, 2011, unless the Company subsequently gives notice that it has elected to shorten such deferral period. The Company also notified the U.S. Treasury that it will defer regularly scheduled dividend payments on the Company’s $25.1 million in Series B fixed rate, cumulative perpetual preferred stock. By taking these actions, the Company expects to save approximately $1.7 million in annual cash payments, based on current rates.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRINCETON NATIONAL BANCORP, INC. (Registrant)
By:	/s/ Thomas D. Ogaard
Thomas D. Ogaard, President and
Chief Executive Officer

Dated: January 26, 2011